CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

                                 EXHIBIT 11
         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


                                                 FOR THE QUARTER         FOR THE SIX MONTHS
                                               ENDED JUNE 30,  (1)         ENDED JUNE 30,
                                            ------------------------  ------------------------
                                                1997        1996          1997        1996
                                                ----        ----          ----        ----
Primary earnings per share calculation:
  Weighted average number of shares           4,486,966   4,428,860     4,481,467   4,414,307
                                            ========================  ========================

  Consolidated net income                      $692,841    $486,311    $4,058,953  $6,486,468
                                            ========================  ========================

Primary earnings per share                        $0.15       $0.11         $0.91       $1.47
                                            ========================  ========================

Fully diluted earings per share calculation:
  Weighted average number of shares           4,486,966   4,428,860     4,481,467   4,414,307
  Contingent shares related to assumed
    conversion of convertible debt              240,137     242,761       240,339     244,059
                                            ------------------------  ------------------------
  Weighted average number of shares assuming
    full dilution                             4,727,103   4,671,621     4,721,806   4,658,366
                                            ========================  ========================

  Adjusted net income
    Consolidated net income                    $692,841    $486,311    $4,058,953  $6,486,468
    Interest on convertible debt                 84,030      84,715       167,275     170,338
    Less:  Applicable federal income taxes      (32,772)    (33,039)      (65,237)    (66,432)
                                            ------------------------  ------------------------
  Adjusted net income                          $744,099    $537,987    $4,160,991  $6,590,374
                                            ========================  ========================

Fully diluted earnings per share                  $0.16       $0.12         $0.88       $1.41
                                            ========================  ========================

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15, because it produces an anti-dilutive result for the quarters ended June 30, 1997 and 1996.